Exhibit 99.1

Contact:

William A. Hockett

Exec.VP, Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Submits IND on Vivecon

- Novel Mechanism of Action, Active Against Drug-Resistant HIV -

Salt Lake City, December 4, 2007—Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that it has submitted an Investigational New Drug (IND) application to the United States Food and Drug Administration to begin human clinical trials with its drug candidate, Vivecon™ (MPC-9055), for the treatment of AIDS.

Vivecon is a novel, small-molecule drug candidate that Myriad has designed to be taken orally and to inhibit viral maturation. The drug candidate inhibited viral particles from reaching maturity, so they were incapable of infecting other cells, by targeting the capsid-SP1 cleavage site in the HIV Gag protein. One of the last steps in viral maturation is the enzymatic cleavage of capsid from SP1 by the viral protease. Vivecon is believed to inhibit this cleavage step by binding with the capsid-SP1 junction in Gag, leading to inhibition in development of the viral core. It does not inhibit HIV protease itself.

Vivecon is the first Myriad anti-viral drug candidate, among several in development, to advance into human clinical trials. Myriad’s anti-viral drug discovery program began with the discovery of the interaction between the HIV Gag protein and the human host protein, TSG101, in the viral budding/maturation pathway of HIV. This research was published in the October 5, 2001 issue of the scientific journal CELL, where it was featured as the cover article. Myriad scientists have made subsequent discoveries regarding the biology of HIV viral particle maturation, viral fusion with host cells and intra-cellular events in the life cycle of HIV which has enabled Myriad to identify additional novel targets which may inhibit HIV infection.

This work resulted in the development of Vivecon, which Myriad believes is a unique viral maturation inhibitor, and MPI-451936, a novel, orally-available, small molecule fusion inhibitor against HIV virus. MPI-451936 targets viral Gp41 protein and uniquely inhibits fusion of HIV virus that utilizes the CXCR4 co-receptor, instead of the more common CCR5 co-receptor.

Vivecon has been tested extensively for anti-viral activity and safety with both in-vitro and in-vivo models, in preclinical studies. It demonstrated anti-viral activity of less than 10 nanomolar IC50 against the HIV virus, with at least a 1,000-fold therapeutic safety index. Vivecon was also shown to be active against viral strains that are resistant to the currently marketed anti-HIV drugs, including nucleoside reverse transcriptase inhibitors such as AZT™, non- nucleoside reverse transcriptase inhibitors such as Efavirenz™ and protease inhibitors such as Ritonavir™. Vivecon has also shown a well-tolerated safety profile in a variety of preclinical studies.

“We are very pleased to begin human clinical trials with this exciting new drug candidate for the treatment of AIDS,” said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc. “Vivecon is an important addition to our pipeline of drug candidates in development to treat some of the most serious, costly and devastating diseases of our time. It is also the first in a series of compounds that we hope to develop for the treatment of viral diseases.”

The current clinical development plan for Vivecon is designed to expedite the drug candidate through the clinical development path. The first Phase 1 trial is intended to assess the pharmacokinetics, absorption and tolerability of the compound. This trial is formatted as a single ascending dose in healthy volunteers. Assuming successful completion of Phase 1, the plan calls for the rapid initiation of a Phase 2a multiple ascending dose trial in HIV-infected individuals to evaluate safety, pharmacokinetics and Vivecon’s ability to inhibit viral replication. Myriad believes this should permit Vivecon to skip the more conventional Phase 2 clinical trial and potentially move more quickly into Phase 3 studies.

According to the U.S. Centers for Disease Control and Prevention (CDC), there are approximately 1.1 million persons in the United States living with HIV/AIDS. In 2005, the estimated number of new diagnoses of AIDS in the United States and dependent areas was 41,897 per year. The estimated number of deaths in 2005 of persons with AIDS in the United States and dependent areas was 17,011.

According to the United Nations UNAIDS program, over 33 million people throughout the world are living with HIV/AIDS, and over 22 million people have died from the disease. Some 2.5 million people were newly infected with the virus in 2007, or 6,800 new infections every day.

While the widespread availability of antiretroviral and other drugs in North America has helped the number of AIDS-related deaths there to remain relatively low, the challenge has become managing these patients, due to the increase in viral resistance to the current classes of drugs. There is a strong need for drugs that can stop the resistant virus from spreading.

About Myriad

Myriad Genetics, Inc. is a biotechnology company focused on the development and marketing of novel therapeutic and molecular diagnostic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Flurizan, Azixa and Vivecon are trademarks of Myriad Genetics, Inc. in the United States and other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements include statements relating to the potential for Vivecon to be taken orally and to inhibit viral maturation, Myriad’s discovery of additional novel targets which may inhibit HIV infection, Myriad’s pipeline of drug candidates in development to treat some of the most serious, costly and devastating diseases of our time, Myriad’s plans to develop a series of compounds for the treatment of viral diseases, and Myriad’s current clinical development plans for Vivecon, including the potential to move more quickly through the typical development path and into Phase 3 studies. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.